UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  May 3, 2011

aVINCI MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-17288	75-2193593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11781 South Lone Peak Parkway, Suite 270
Draper, UT 84020
(Address of principal executive offices) (Zip Code)

801- 495-5700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

Shareholder Update Letter

To our Shareholders and Readers:

Because we have yet to file our 10K, we wanted to provide you with a brief update on our current position and plan.

Financial Overview:  Below is a summary of our unaudited financial results from 2010 prepared by Company management.  We believe the summary to be accurate, but do not represent or warrant that such summary will not change upon the completion of our audit.

Comparison of Year Ended December 31, 2010 to Year Ended December 31, 2009 (all numbers are unaudited)

Revenues.
	2010	2009	% Change
Revenues	$2,389,592	$1,078,073	122%

Total revenues increased $1,311,519, or 122% to $2,389,592 for the year ended December 31, 2010 as compared to $1,078,073 for the year ended December 31, 2009. The increase in revenue is primarily due to the launch of our archive software in Walmart stores during the third quarter of 2010 under a software license agreement.

Operating Expenses.
	2010	2009	% Change
Cost of Goods Sold	$598,378	$893,188	(33%	)
Research and Development	462,169	762,969	(39%	)
Selling and Marketing	323,528	886,060	(63%	)
General and Administrative	1,488,457	3,453,241	(57%	)

Cost of Goods Sold. Cost of goods sold decreased $294,810, or 33% from 2009 to 2010. The decrease in cost of goods sold is primarily due to writing off the Walgreens consigned inventory balance of $136,000 at December 31, 2009, a $90,000 decrease in depreciation as some equipment related to fulfillment reached the end of its depreciable lives, and decreasing licensing fees of $80,000 due to expiring minimum guaranteed license fees that were not renewed. Additional decreases include a $21,000 decrease in postage and delivery related to the elimination of shipping costs to Walgreens for supplies it now sources directly and decreased costs associated with fulfillment of direct sales. These cost decreases were partially offset by an increase in royalties owed to third parties and commissions earned by sales affiliates of approximately $27,000.

Research and Development. Research and development decreased $300,800, or 39% from 2009 to 2010. The decrease in research and development expenses is due to a reduction in personnel and related costs of approximately $293,000 due to our reduced research and development headcount. We also decreased the use of external resources by $7,000 from 2009 to 2010.

Selling and Marketing. Selling and marketing decreased $562,532, or 63% from 2009 to 2010. The decrease is due to a reduction in personnel and related costs of approximately $390,000 due to our reduced sales and marketing headcount; and due to the reduced consultants involved with marketing efforts directed at mass retailers in 2009, which decreased expenses by approximately $103,000. Marketing expenses decreased by approximately $30,000 due to a reduced presence at the annual PMA trade show, $12,000 as a result of reduced Internet advertising costs, $8,000 due to a reduction in general marketing expenses, and $14,000 as a result of reduced travel related costs.

General and Administrative. General and administrative expenses decreased $1,964,784, or 57% from 2009 to 2010. The decrease primarily due to a decrease in stock-based compensation of $746,000, a decrease in consulting and outside services of $447,000, and a decrease in legal and accounting fees of $233,000 due to both higher fees in 2009 and reduced services in 2010. The general and administrative headcount was reduced from 2009 to 2010 as well as the overall company headcount from year to year. These reductions reduced the general and administrative salaries and company payroll tax expenses by $176,000 and benefits by $78,000. Our facilities expense decreased by $154,000 as a result of subleasing office space beginning in December 2009, and our depreciation and amortization costs have decreased by approximately $113,000 as many of our depreciable assets have reached the end of their depreciable lives. As a result of the decreased headcount, travel related costs decreased by $61,000 and telecommunications costs decreased by $18,000. The costs associated with being a public company decreased by $54,000 as a result of reducing external investor relations services and related costs associated with being a public company. All of these decreases were partially offset by settlement costs associated with an previously announced settlement of a legal action.

Selected Balance Sheet Data.
	2010	2009	% Change
Total Assets	$364,804	$596,564	(39%	)
Total Liabilities	1,068,049	1,155,594	(8%	)
Stockholders’ Deficit	(703,245)	(559,030)	26%

We have operated at a loss since inception and are not currently generating sufficient revenues to cover operating expenses.  As of December 31, 2010, we have negative working capital of $473,591 compared with negative working capital of $799,334 at December 31, 2009.  We are continuing to work to obtain new customers, increase revenues from existing customers, and raise additional capital from third parties to fund operations through 2011.

Form 10K:  In order to preserve cash we have not yet paid the necessary professional fees to have our annual audit completed which is the last item we need to finish and file our 10K.  We are working toward having the audit completed as soon practical with the intention to returning to a “fully reporting” status and anticipate exploring a move to a larger exchange. We have postponed our annual shareholders meeting and Management has deferred a substantial portion of their salaries over the past several months for the same reasons.

Historical Business:  We continue to work with our large retail and brand partners to offer products through mass retailers including Walmart and Walgreens and online through www.myespnhighlights.com.  As we shift our focus to new opportunities, we expect retail revenues to play a less significant roll in the overall makeup of our Gross Revenues.

Business Update:  There have been a number of new developments as we continue to transform the Company in order to take advantage of new markets and opportunities.

New Contracts.  The 4th Quarter saw the launch of our new product creation website for World Wrestling (WWE) and we have seen steady growth not only in the number of transactions but also in revenue and visitors. During our first 120 days, we have served more than 350,000 unique visitors with more than 3 million page views and seen our weekly orders grow from less than five to more than 500 during a peak week.  You can see this site in operation at www.wwecreate.com

New Direction.  The Company has been preparing to respond to significant trends in the way consumers create, share and consume image products. This year will see significant changes not only in the Company focus, but also in our business model. We have integrated our product creation technology into a cloud based, event centric social utility.  By adopting a cloud based deployment, we are able to allow anyone, anywhere to use and automatically create both virtual and physical personalized photo products from his or her mobile device or personal or Apple computer, which act like a personal photo kiosk. Unlike smart phone applications or online services, users of our technology do not need any application, software or special hardware to spontaneously and automatically create, share and consume products virtually on Facebook or other social networking sites.  Additionally users can create, order and purchase hard copy products at the same time as they create virtual products.  Our proprietary product creation engine provides significant and measurable performance improvement over traditional product creation solutions—in some cases reducing preview and creation times by a factor of 10 times.

We are currently building a sales pipeline for our new cloud based technology and have seen significant progress in our negotiations with potential partners and customers.  If successful, this new approach could significantly increase our revenue potential by putting us in direct contact with customers while expanding our reach to both social and mobile markets; however, we cannot guaranty any increase in customers, revenues or sales. We feel that there is potential Intellectual Property to be protected during our initial rollout and will provide updates as progress is made in this regard.

New Partners:  We recently engaged with Gartner Studios to supplement our design library and open new markets traditionally served by paper products. Gartner is introducing our capabilities to their distribution partners and channels.  Our new implementation opens up new opportunities for channel partners in the mobile and social markets.

Thank you for your continuing support and we look forward to sharing our progress on these and other initiatives as updates become available.

Sincerely,

Chett B. Paulsen
CEO, aVinci Media Corporation

Safe Harbor Statement

This shareholder letter contains forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. In particular, factors that could cause actual results to differ materially from those in forward looking statements include, our inability to obtain additional financing on acceptable terms, risk that our products and services will not gain widespread market acceptance, continued consumer adoption of digital technology, inability to compete with others who provide comparable products, the failure of our technology, inability to respond to consumer and technological demands, inability to replace significant customers; seasonal nature of our business and other risks detailed in our filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements. When used in this document, the words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential,” and similar expressions may be used to identify forward-looking statements.  Additionally the financial information provided here in is unaudited and subject to change upon the completion of an audit by the Company’s auditors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

aVINCI MEDIA CORPORATION: (Registrant)

Date: May 3, 2011	By:	/s/ Chett B. Paulsen
CHETT B. PAULSEN
Chief Executive Officer/President

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